Exhibit 10.1

BEFORE THE PUBLIC SERVICE COMMISSION

OF THE STATE OF MISSOURI

In the Matter of the Application of Kansas City Power & Light Company for Approval to Make Certain Changes in its Charges for Electric Service to Continue the Implementation of its Regulatory Plan	) ) ) Case No. ER-2008-0089 ) )

NON-UNANIMOUS STIPULATION AND AGREEMENT

COME NOW Kansas City Power & Light Company (“KCP&L” or “Company”), the Staff of the Missouri Public Service Commission (“Staff”), the Office of the Public Counsel (“OPC”), Praxair, Inc. and Midwest Energy Users Association (“Industrial Intervenors”), U.S. Department of Energy, and the U.S. Nuclear Security Administration, on the behalf of themselves and all other affected Federal Executive Agencies (“DOE/NNSA”), Ford Motor Company, Missouri Industrial Energy Consumers (“MIEC”), and Missouri Department of Natural Resources (“MDNR”) and state the following for this Non-unanimous Stipulation and Agreement (“2009 Stipulation”) to resolve all issues in this case. For ease of reference, the term “Signatory Party” or “Signatory Parties” refers to a party that has signed this 2009 Stipulation or all of the parties that have signed this 2009 Stipulation, respectively. The term “Non-Utility Signatory” or “Non-Utility Signatories” refers to a party other than KCP&L that has signed this 2009 Stipulation or all of the parties other than KCP&L that have signed this 2009 Stipulation, respectively.

1.    Revenue Requirement

KCP&L shall be authorized to file revised tariff sheets containing rate schedules for electric service designed to produce an increase in overall Missouri jurisdictional gross annual electric revenues, exclusive of any applicable license, occupation, franchise, gross receipts taxes or other similar fees or taxes, of $95.0 million, effective for electric service rendered on and after September 1, 2009, provided however, that the Iatan 1 Air Quality Control System (“AQCS”) facilities meet the Staff’s in-service criteria which are attached to the Direct Testimony of Brent Davis as Schedule BCD-2 by May 30, 2009. $10.0 million of the $95 million rate increase shall be comprised of “Additional Amortizations to Maintain Financial Ratios” (“Additional Amortizations”), as that term is defined in the Stipulation And Agreement reached in the Company’s proceeding to approve its Experimental Regulatory Plan, Case No. EO-2005-0329, as approved by the Commission (“2005 Stipulation”). Exemplar revised tariff sheets designed to implement this 2009 Stipulation are attached as Schedule 1 (to be late-filed). The rates reflected in Schedule 1 have been calculated based on the billing determinants developed by Staff in this proceeding. Subject to the provisions herein, the stipulated rate increase resolves all revenue requirement issues in this case.

2.    Rate Design

The Signatory Parties agree that the rate design shall be on an equal percentage, across-the-board basis for each rate class. Within the Large Power Service (“LPS”) class, however, no change will be made to the tail block energy charge and, instead, the entirety of the rate increase shall be spread on an equal percent across the board basis between the first two energy blocks, and all demand and service charges, as contained in the exemplar revised tariff sheets contained in Schedule 1. The rates for separately metered space heating and the winter energy rate blocks on the all-electric rates for the general service classes shall be increased by an additional five (5%) percentage points above the equal percentage increase. The Signatory Parties agree that the date for the determination of the interest rate to be paid on deposits should be changed to the first business day of December of the preceding calendar year rather than the last business day of the preceding calendar year.

3.            Customer Class Cost of Service Study

KCP&L agrees to file a Customer Class Cost of Service Study case with the Commission by December 31, 2009.

4.            Vegetation Management and Infrastructure Inspection

The Signatory Parties agree that there shall be no tracker for vegetation management or infrastructure inspection activities as a result of this instant proceeding, but that KCP&L shall create sub-accounts for each where the costs for these activities shall be booked for KCP&L. KCP&L shall submit quarterly reports detailing the vegetation management activities and expenses in the KCP&L Missouri jurisdictional service territory to the Commission’s Energy Department. KCP&L agrees to maintain records to separately identify the costs to implement the Commission’s new Vegetation Management regulations between Missouri and Kansas using Federal Energy Regulatory Commission accounts 593000 (distribution) and 571005-571006 (transmission), department 252. KCP&L states that it is in the process of setting up appropriate accounts to track infrastructure and reliability reporting costs.

5.    Prudence and In-Service Timing of Iatan 1

No Signatory Party to this 2009 Stipulation shall argue that anyone is prohibited from arguing or presenting evidence in the next KCP&L general rate case challenging the prudence of any Iatan 1 construction cost or that KCP&L should have had this unit operating at full generation capacity sooner than the actual date that Iatan 1 is found to be fully operational and used for service, provided however, that any proposed disallowance of rate base for imprudence under this paragraph shall be limited to a maximum amount of Missouri jurisdictional rate base no greater than $30 million inclusive of Iatan common costs. KCP&L represents that Iatan 1 and Iatan common costs will not exceed $733 million on a total project basis. Should the Commission find that KCP&L, respecting any Non-Utility Signatory’s construction audit of these costs, (a) failed to provide material and relevant information which was in KCP&L’s control, custody, or possession, or which should have been available to KCP&L through reasonable investigation, (b) misrepresented facts relevant to charges to Iatan 1 or Iatan common costs, or (c) engaged in the obstruction of lawful discovery, said Non-Utility Signatory is not bound to proposing a disallowance to KCP&L’s Missouri jurisdictional rate base no greater than $30 million inclusive of Iatan common costs in aggregate amount with regard to such construction audit. KCP&L shall maintain Caseworks for the use of the Non-Utility Signatories. The Non-Utility Signatories may continue their construction audits of Iatan 1 and Iatan 2 prior to KCP&L filing its Iatan 2 rate case. KCP&L will facilitate the resolution of all outstanding discovery disputes with the Non-Utility Signatories and cooperate with them in any construction audits of Iatan 1 and Iatan 2. KCP&L shall have the right to object, or to continue to object, to discovery of the Non-Utility Signatories under applicable law or Commission rule. KCP&L and the other Non-Utility Signatories will seek the timely resolution of discovery disputes. KCP&L will provide DOE/NNSA the Iatan portion of all reports provided to the Signatory Parties to the 2005 Stipulation.

6.    Allocations of Common Plant for Iatan 1 and 2

(a)            The Non-Utility Signatories agree that the Company can record as a regulatory asset the depreciation and carrying costs associated with the Iatan 1 AQCS plant and identified Iatan common facilities costs appropriately recorded to Electric Plant in Service that are not included in rate base in the current rate case. Depreciation and carrying costs will continue to be deferred to the regulatory asset until the date new rates become effective resulting from the Company’s next general rate case. Amortization of the accumulated deferred costs will begin at that time based on the depreciable life of the Iatan 1 AQCS plant.

(b)            The determination of the value of the owners of Iatan 1 due from other owners of Iatan 2 joining as additional owners of common plant already paid for by the Iatan 1 owners has not been calculated.

(c)    If Staff’s in-service criteria are met by May 30, 2009, the Signatory Parties agree to “construction accounting” for remaining Iatan 1 prudent costs incurred post true-up cut-off as “construction accounting” is defined in the 2005 Stipulation at page 43, Section III.3.d.vii., subject to the agreement of the Signatory Parties of the amount to include in rates in this case and the agreement of the Signatory Parties of the date by which invoices are timely booked or approved for payment. Any deferred depreciation expense and carrying costs will be offset by accumulated deferred income taxes on this plant. The deferred depreciation expense will be charged to the depreciation reserve as required by normal accounting. The deferred expenses will receive rate base treatment, and consistent with the Commission treatment of these type of deferrals, the deferred income taxes will be included in rate base. KCP&L agrees to calculate the amount due from the other Iatan 2 owners and reflect that amount as an offset to the common plant costs. The carrying costs will be calculated at the rate used for Iatan 2.

7.            Additional Amortizations To Maintain Financial Ratios

The total Additional Amortization that will be reflected in rates beginning with the billing month beginning September 1, 2009 as a result of this 2009 Stipulation and the Commission determinations in Case Nos. ER-2006-0314 and ER-2007-0291 shall be $42,402,888. The Additional Amortization amount due to the settlement of the instant Case No. ER-2009-0089 shall be the last Additional Amortization under the 2005 Stipulation.

8.            AFUDC Rate

For purposes of determining the Allowance for Funds Used During Construction (“AFUDC”) rate for Iatan 2 and the carrying cost rate for any Accounting Authority Order established from this case for Iatan 1, the AFUDC equity rate will be the lower of 8.25% or 250 basis points less than the return on equity ordered in the pending KCP&L Greater Missouri Operations Company rate case, Case No. ER-2009-0090.

9.    Surveillance Reporting

For surveillance reporting purposes, until changed by agreement of the Signatory Parties, the following jurisdictional allocations shall be used:

(a)            All environmental-related production assets shall be allocated with the same allocator used for the production facility where those environmental-related production assets are installed, for the life of those environmental-related production assets;

(b)            Off-System Sales margins shall be allocated using the energy allocator;

(c)            All non-fuel production and transmission operations and maintenance (“O & M”) shall be allocated using the 4 CP demand allocator (June, July, August and September); and

(d)            Transmission and production facilities shall be allocated using the 4 CP demand allocator (June, July, August and September).

10.             Economic Relief Pilot Program (“ERPP”)

The Non-Utility Signatories agree that the Company can defer 50% of the ERPP costs in a regulatory asset until the next KCP&L rate case, with cost recovery to be determined at that time. The remaining 50% of such cost will be borne by the Company’s shareholders. The Company agrees to address all concerns raised by Staff in rebuttal testimony, specifically related to the language regarding discontinuation of customer participation, and the language regarding reinstatement of former participants, as contained in Attachment Schedule ADD-2 to Company witness Allen Dennis’s Surrebuttal Testimony. The Signatory Parties agree that this program should be implemented, but that it should not be considered a demand side management program.

11.            Wolf Creek Refueling Cost

The Signatory Parties agree that $1,570,581 (Missouri jurisdictional) of Outage #16 O & M refueling costs will be deferred in a regulatory asset account and amortized over five years beginning with the date new rates become effective in this case, with one-fifth of this cost included in cost of service in this case. The unamortized balance will not be included in rate base.

12.	Surface Transportation Board (“STB”) Litigation

The Signatory Parties agree that the Missouri jurisdictional excess of STB litigation proceeds over un-recovered STB litigation costs of $1,017,593 will be deferred in a regulatory liability account and amortized over ten years beginning with the date new rates become effective in this case, with one year’s amortization included in cost of service in this case. The unamortized balance will not be included in rate base.

13.	Off-System Sales (“OSS”) Margins—Excess Over 25th Percentile for 2007 and 2008

The Signatory Parties agree that the $1,082,974 (Missouri jurisdictional) excess of 2007 OSS margins over the amount included in rates in Case No. ER-2006-03 14 and the $2,947,332 (Missouri jurisdictional) excess of 2008 OSS margins over the amount included in rates in Case No. ER-2007-0291, together with interest (Missouri jurisdictional), will be deferred in a regulatory liability account and amortized over ten years beginning with the date new rates become effective in this rate case, with one year’s amortization included in cost of service in this case. The unamortized balance will not be included in rate base.

14.    Deferred DSM Advertising Costs

The Signatory Parties agree that $279,521 (Missouri jurisdictional) of 2007 advertising costs will be deferred in a regulatory asset account and amortized over ten years beginning with the date new rates become effective in this rate case, with one-tenth of this cost included in cost of service in this case. The unamortized balance will not be included in rate base as agreed to in the 2005 Stipulation.

15.            Off-System Sales Tracker

KCP&L’s OSS margins at the 25th percentile shall be set at $30 million, and shall be used for tracking purposes. Such tracker will reflect a pro-ration, on a monthly basis, of this amount for any partial years consistent with the percent of actual OSS realized in each month of 2008. All OSS margins will be tracked against the $30 million baseline. The Signatory Parties reserve the right to assert a position regarding the appropriate definition of OSS in the Company’s next general rate case.

16.            Rate Case Expense

The Signatory Parties agree that any over-recovery of the amortization of the Company’s rate case expense in Case No. ER-2006-03 14 will be used to offset the deferral of rate case expense in this case.

17.           Miscellaneous Costs Not Included in Rates

The Signatory Parties agree that the following costs are not included in the rate levels contained in this agreement: Sporting events, golf events, Worlds of Fun tickets, dues and donations, lobbying, image or institutional advertising, spousal travel, local meal expenses, officer expense reports, and catering expense. The Signatory Parties reserve the right to seek inclusion or oppose inclusion of these costs in a future rate case.

18.            Demand-Side Managment

KCP&L agrees in its next IRP filing to include at least one alternative resource plan that demonstrates energy reductions from demand side resources of at least 1% of the projected retail energy requirements per year over the 20-year planning horizon, assuming a net-to-gross ratio of 1.0.

19.    Supplemental Weatherization and Minor Home Repair Program

KCP&L agrees to present the Supplemental Weatherization and Minor Home Repair Program to the customer program advisory group (“CPAG”) at the earliest opportunity. KCP&L remains committed to the program but believes input from the CPAG would be beneficial to the finalization and implementation of the program.

20.            Low Income/Weatherization Issues

KCP&L agrees to take an active role in the coordination of the exchange of information between the City of Kansas City, Missouri and the state agencies that administer the LIHEAP programs to facilitate the referral of customers who might benefit from the Company’s low-income weatherization program.

21.            Pension Agreements

KCP&L and Staff will file a separate Non-Unanimous Stipulation And Agreement Regarding Pensions and OPEB’s in this proceeding.

GENERAL  PROVISIONS OF STIPULATION

22.            The Staff may file suggestions, a memorandum or other pleading in support of this 2009 Stipulation. KCP&L and any other Non-Utility Signatory shall have the right to file responsive suggestions, memorandum or other pleading in response. The contents of any such suggestions, memorandum or other pleading provided by any Signatory Party will be its own.

23.            This 2009 Stipulation is being entered into solely for the purpose of disposing of Case No. ER-2009-0089. Except as expressly and specifically addressed otherwise in this 2009 Stipulation, none of the Non-Utility Signatories to this 2009 Stipulation shall be deemed to have approved, accepted, agreed, consented, or acquiesced in, including without limitation, any procedural principle, question of Commission authority, accounting authority order principle, cost of capital principle or methodology, capital structure principle or methodology, decommissioning methodology, ratemaking principle, valuation methodology, cost of service methodology or determination, depreciation principle or method, rate design methodology, cost allocation principle or methodology, cost recovery principle or methodology, or prudence question that may underlie this 2009 Stipulation, or for which provision is made in this 2009 Stipulation.

24.            This 2009 Stipulation represents a negotiated settlement. Except as specified herein, the Signatory Parties to this 2009 Stipulation shall not be prejudiced, bound by, or in any way affected by the terms of this 2009 Stipulation: (a) in any future proceeding; (b) in any proceeding currently pending under a separate docket; and/or (c) in this proceeding should the Commission decide not to approve this 2009 Stipulation, or in any way condition its approval of same.

25.            The provisions of this 2009 Stipulation have resulted from extensive negotiations between the Signatory Parties and are interdependent. In the event that the Commission does not approve and adopt the terms of this 2009 Stipulation in total, it shall be void and none of the Signatory Parties shall be bound, prejudiced, or in any way affected by any of the agreements or provisions hereof, unless otherwise agreed to by the Signatory Parties.

26. If approved and adopted by the Commission, this 2009 Stipulation shall constitute a binding agreement among the Signatory Parties. The Signatory Parties shall cooperate in defending the validity and enforceability of this 2009 Stipulation and the operation of this 2009 Stipulation according to its terms.

27.            This 2009 Stipulation does not constitute a contract with the Commission. Acceptance of this 2009 Stipulation by the Commission shall not be deemed as constituting an agreement on the part of the Commission to forego the use of any discovery, investigative or other power which the Commission presently has. Thus, nothing in this 2009 Stipulation is intended to impinge or restrict in any manner the exercise by the Commission of any statutory right, including the right to access information, or any statutory obligation.

28.            If the Commission does not unconditionally approve this 2009 Stipulation without modification, and notwithstanding its provision that it shall become void thereon, neither this 2009 Stipulation, nor any matters associated with its consideration by the Commission, shall be considered or argued to be a waiver of the rights that any Signatory Party has to a hearing on the issues presented by this 2009 Stipulation, for cross-examination, or for a decision in accordance with Section 536.080 RSMo 2000 or Article V, Section 18 of the Missouri Constitution, and the Signatory Parties shall retain all procedural and due process rights as fully as though this 2009 Stipulation had not been presented for approval, and any suggestions, memoranda, testimony or exhibits that have been offered or received in support of this 2009 Stipulation shall thereupon become privileged as reflecting the substantive content of settlement discussions and shall be stricken from and not be considered as part of the administrative or evidentiary record before the Commission for any further purpose whatsoever, unless otherwise agreed to by the Signatory Parties.

29.            In the event the Commission accepts the specific terms of this 2009 Stipulation, the Signatory Parties waive their respective rights to cross-examine witnesses; their respective rights to present oral argument and written briefs pursuant to Section 53 6.080. 1 RSMo 2000; and their respective rights to judicial review pursuant to Section 386.5 10 RSMo 2000. The Signatory Parties agree that the pre-filed testimony and exhibits of the Signatory Parties shall be entered into the record without the necessity of the witnesses taking the witness stand.

WHEREFORE, for the foregoing reasons, the Signatory Parties respectfully request that the Commission issue an Order approving the terms and conditions of this Stipulation and Agreement.
Respectfully submitted,

STAFF OF THE MISSOURI PUBLIC SERVICE COMMISSION
/s/ Nathan Williams by JMF
Kevin A. Thompson, MBE #36288 General Counsel
Steven Dottheim, MBE #29 149
Chief Deputy General Counsel
Nathan Williams, MBE #355 12
Deputy General Counsel
Missouri Public Service Commission
P.O. Box 360
Jefferson City, MO 65102
(573) 751-8702 (Voice - Williams)
(573) 751-7489 (Voice - Dottheim)
(573) 751-2690 (Voice - Thompson)
(573) 751-9285 (Fax)
nathan.williams@psc.mo.gov
steve.dottheim@psc.mo.gov
kevin.thompson@psc.mo.gov.

KANSAS CITY POWER & LIGHT COMPANY
/s/ William G. Riggins by JMF
William G. Riggins, MBE #42501
General Counsel
Curtis Blanc, MBN#5 8052
Managing Attorney - Regulatory
Kansas City Power & Light Company (816) 556-2785
(816) 556-2787 (Fax)
bill.riggins@kcpl.com curtis.blanc@kcpl.com

James M. Fischer, MBE #27543 Fischer & Dority, P.C.
101 Madison Street, Suite 400 Jefferson City, MO 65101
(573) 636-6758
(573) 636-0383 (Fax)
jfischerpc@aol.com

Karl Zobrist, MBN #28325 Roger W. Steiner, MBN #39586 Sonnenschein Nath & Rosenthal LLP 4520 Main Street, Suite 1100

Kansas City, MO 64111 (816) 460-2545 (816) 531-7545 (Fax) kzobrist@sonnenschein.com rsteiner@sonnenschein.com

OFFICE OF THE PUBLIC COUNSEL

/s/ Lewis R. Mills, Jr. by JMF
Lewis R. Mills, Jr., MBE #35275 Public Counsel
P.O. Box 2230
Jefferson City, MO 65102 (573) 751-1304
(573) 751-5562 (Fax) lewis.mills@ded.mo.gov

PRAXAIR, INC. and MIDWEST ENERGY USERS ASSOCIATION

/s/ David L. Woodsmall by JMF
David L. Woodsmall, MBE #40747 Stuart W. Conrad, MBE # 23966 428 E. Capitol, Suite 300
Jefferson City, MO 65101
(573) 635-2700
(573) 635-6998 (Fax) dwoodsmall@fcplaw.com

THE EMPIRE DISTRICT ELECTRIC COMPANY

Diana C. Carter, MBE #50527
Brydon, Swearengen & England P.C. 312 E. Capitol Avenue
P.O. Box 456
Jefferson City, MO 65102
(573) 635-7166

MISSOURI DEPARTMENT OF NATURAL RESOURCES

/s/ Harry Bozoian by JMF
Harry Bozoian, MBE # 37535 Deputy General Counsel
P.O. Box 176
Jefferson City, MO 65102 (573) 751-0323
(573) 526-3444 (Fax) harry.bozoian@dnr.mo.gov

U.S. DEPARTMENT OF ENERGY, NATIONAL NUCLEAR SECURITY ADMINISTRATION and OTHER AFFECTED FEDERAL EXECUTIVE AGENCIES

/s/ Arthur Perry Bruder by JMF
Arthur Perry Bruder
U.S. Department of Energy 1000 Independence Ave. SW Washington, DC 20585
(202) 586-3409
(202) 586-3409 (Fax) arthur.bruder@hq.doe.gov

MISSOURI GAS ENERGY

Diana C. Carter, MBE #50527
Brydon, Swearengen & England P.C. 312 E. Capitol Avenue
P.O. Box 456
Jefferson City, MO 65102
(573) 635-7166

(573) 634-7431 (Fax) dcarter@brydonlaw.com

CITY OF KANSAS CITY, MISSOURI

Mark W. Comley, MBE #28847 Newman, Comley & Ruth P.C.
601 Monroe Street, Suite 301
P.O. Box 537
Jefferson City, MO 65 102-0537 (573) 634-2266
(573) 636-3306 (Fax)

FORD MOTOR COMPANY and MISSOURI INDUSTRIAL ENERGY CONSUMERS

/s/ Diana M. Vuylsteke by JMF
Diana M. Vuylsteke, MBE #42419
Bryan Cave LLP
One Metropolitan Square, Suite 3600
St. Louis, MO 63102
(314) 259-2543
(314) 552-8543 (Fax) dmvuylsteke@bryancave.com

UNION ELECTRIC CO., d/b/a AMERENUE

(573) 634-7431 (Fax) dcarter@brydonlaw.com

MISSOURI JOINT MUNICIPAL ELECTRIC UTILITY COMMISSION

Douglas Healey, MBE #5 1630 939 Boonville Suite A
Springfield, MO 65802
(417) 864-8800
dhealy@mpua.org

Duncan E. Kincheloe, MBE #
1808 I-70 Dr. SW
Columbia, MO 65203
(573) 445-3279
(753) 445-0680 (Fax)
dkincheloe@mpua.org

TRIGEN-KANSAS CITY ENERGY CORP.

Jeffrey Keevil, MBE #33 825
Charles Brent Stewart, MBE #34885 Stewart & Keevil, LLC
4603 John Garry Drive, Suite 11 Columbia, MO 65203
(573) 499-0635
(573) 499-0638 (Fax)
per594@aol.com
stewart499@aol.com

HOSPITAL INTERVENORS

James B. Lowery, MBE #40503 Smith Lewis, LLP 111 South Ninth St., Suite 200	James P. Zakoura Smithyman & Zakoura, Chartered 750 Commerce Plaza II

P.O. Box 918 Columbia MO 65205-0918 (573) 443-3141 (573) 442-6686 (Fax) lowery@smithlewis.com	7400 W. 110th Street Overland Park KS 66210-2346 (913) 661-9800 (913) 66109863 (Fax) zakoura@smizak-law.com

CERTIFICATE OF SERVICE

I do hereby certify that a true and correct copy of the foregoing document has been hand delivered, emailed or mailed, postage prepaid, this 24th day of April, 2009, to all counsel of record.

                    /s/ James M. Fischer
                    James M. Fischer